UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2007

ENTERTAINMENT DISTRIBUTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rd Floor
New York, New York 10019
(Address of Principal
Executive Offices)

(212) 333-8400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On November 6, 2007, Entertainment Distribution Company, Inc. (the “Company”) announced that James Caparro has transitioned from the position of Chief Executive Officer of the Company to the newly created position of non-executive Chairman of the Company’s subsidiary, Entertainment Distribution Company, LLC (“EDC”).  Mr. Caparro’s last day of employment as President and Chief Executive Officer of the Company and EDC was November 5, 2007.  Mr. Caparro will remain in his new role at EDC through March 2008, during which time he will help manage the transition process, will play a key advisory role in the management of customer relationships and will assist in the evaluation of strategic alternatives for EDC.  Accordingly, Mr. Caparro is retaining his seat on the EDC board of directors but has resigned from the Company’s board of directors (the “Board”) effective November 5, 2007.

In connection with Mr. Caparro’s transition, the Company and Mr. Caparro have entered into a Mutual Separation Agreement dated November 5, 2007 (the “Separation Agreement”).  The Separation Agreement restricts Mr. Caparro from seeking or obtaining any other employment or performing any services for or on behalf of any other person or entity (except for continuing to serve on the board of directors of The TJ Martel Foundation).

Pursuant to the Separation Agreement, the Company will pay Mr. Caparro (a) eight semi-monthly payments of $31,250 commencing in November 2007, (b) a single payment of $62,500 on or before March 15, 2008 and (c) a lump sum payment of $687,500 in January 2008 (collectively, the “Installment Payments”).  Mr. Caparro shall remain entitled to receive all accrued and vested benefits owed to Mr. Caparro under the Company’s 401(k) and deferred compensation plans in accordance with the terms of such plans.  Mr. Caparro and any of his dependent family members currently participating in the Company’s health and welfare plans or other health insurance programs (the “Health Insurance Program”) are entitled to continue to participate in the Health Insurance Program at the Company’s expense until October 31, 2008.  If such continued participation in the Health Insurance Program is not permitted, the Company shall pay the cost of continued participation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) through October 31, 2008.  The Separation Agreement provides that if, prior to March 15, 2008, there is sale or disposition of all or substantially all of the assets of the Company or EDC, or a sale or disposition of a majority of the outstanding equity interests in EDC, the Company shall pay all Installment Payments remaining to be paid.

This description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

(c)           As a result of Mr. Caparro’s transition described above, Jordan M. Copland has been appointed to the position of Interim Chief Executive Officer of the Company and Chief Executive Officer of EDC, effective November 5, 2007.  Mr. Copland will also continue in his current positions as Chief Financial Officer, Treasurer and Secretary of the Company and EDC, which he has held since December 2006.  Other than as described herein, there have been no changes to the terms of Mr. Copland’s employment or to Mr. Copland’s biography included in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 26, 2007 (the “2007 Proxy Statement”).  There are no transactions in which Mr. Copland has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Effective November 5, 2007, Thomas Costabile, was promoted by the Company to the position of President of EDC.  Mr. Costabile will continue in his current position as Chief Operating Officer of EDC, which he has held since May 2005.  Other than as described herein, there have been no changes to the terms of Mr. Costabile’s employment or to Mr. Costabile’s biography included in the 2007 Proxy Statement.  There are no transactions in which Mr. Costabile has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Effective November 5, 2007, Matthew K. Behrent, was promoted by the Company to the position of Executive Vice President, Corporate Development of the Company and EDC.  Mr. Behrent previously served as Senior Vice President & Chief Acquisitions Officer since July 2005.  Other than as described herein, there have been no changes to the terms of Mr. Behrent’s employment or to Mr. Behrent’s biography included in the 2007

Proxy Statement.  There are no transactions in which Mr. Behrent has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(e)           Effective November 5, 2007, the Board approved changes to the compensation of Clarke H. Bailey, the Company’s non-Executive Chairman of the Board.  Mr. Bailey has agreed to reduce his salary by over 30%, to $220,000 from $320,000.

In addition, the Board agreed to implement a 10% reduction in (1) the annual cash fee paid to non-officer directors for serving on the Board, (2) the cash fee for participation on certain Board committees and (3) the cash fee for attending Board meetings.  The Board has further agreed to implement a 10% reduction in the value of the annual restricted stock awards granted to non-officer directors.

A copy of the press release of the Company with respect to these matters discussed above is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits.

10.1	Mutual Separation Agreement dated November 5, 2007 among James Caparro, Entertainment Distribution Company, Inc., Glenayre Electronics, Inc. and Entertainment Distribution Company, LLC.
99.1	Company News Release dated November 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

Date: November 6, 2007	By:	/s/ Jordan M. Copland
Jordan M. Copland
Interim Chief Executive Officer and Chief Financial Officer